Exhibit 99(d)(i)

FORM OF

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this       day of                      , 2006, by and between ALPS Advisers, Inc., a Colorado corporation (the “Adviser”), and Financial Investors Variable Insurance Trust, a Delaware Statutory Trust (the “Trust”), regarding the Ibbotson ETF Asset Allocation Portfolios listed on Appendix A (the “Portfolios”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT OF INVESTMENT ADVISER. The Trust desires to employ each Portfolio’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Declaration of Trust dated July 26, 2000, and in such Portfolio’s Prospectus and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Portfolios. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2. DELIVERY OF FUND DOCUMENTS. The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

a. Declaration of Trust;

b. Bylaws;

c. Resolutions of the Board of Trustees of the Trust selecting ALPS Advisers, Inc. as Adviser to the Portfolios and approving the form of this Agreement; and

d. Trust’s Form N-1A Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3. SERVICES PROVIDED BY ADVISER. Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will, either directly or by employing suitable Sub-Advisors: (a) act in strict conformity with the Trust’s Declaration of Trust, the Trust’s Bylaws, the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended; (b) manage each Portfolio’s portfolio and furnish a continual investment program for each Portfolio in accordance with such Portfolio’s investment objective and policies as described in the such Portfolio’s Prospectus; (c) make investment decisions for each Portfolio; (d) provide each Portfolio with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for each Portfolio; what securities shall be held or sold by each Portfolio, and allocate assets of each Portfolios to separate sub-accounts of the approved Sub-Advisers, and determine what portion of each Portfolio’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board of Trustees of the Trust every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Portfolios. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Portfolios may hold or contemplate purchasing. The appointment of Sub-Advisors shall be subject to approval by the Board of Trustees of the Trust and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust.

The Adviser will keep the Trust informed of developments materially affecting any Portfolio’s portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

4. ALLOCATION OF CHARGES AND EXPENSES. The Adviser will make available, without expense to the Trust or any Portfolio, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Portfolios. The Adviser will not be required to pay any investment advisory related expenses of the Portfolios other than those specifically allocated to it in this paragraph 4. In particular, but without limiting the generality of the foregoing, the Portfolios will be required to pay brokerage and other expenses of executing portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Portfolios’ business.

5. COMPENSATION OF THE ADVISER. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual  management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 45 basis points of each Portfolio’s daily net assets during the month.

6. SERVICES TO OTHER ACCOUNTS. The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever any Portfolio and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by a Portfolio or the size of the position purchased or sold by a Portfolio. In addition, the Trust understands that the persons employed by the Adviser to provide service to the Portfolios in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7. BROKERAGE AND AVOIDANCE OF CONFLICTS OF INTEREST. In connection with purchases or sales of portfolio securities for the account of  any Portfolio, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of portfolio securities for each Portfolio’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for each Portfolio the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of each Portfolio that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Portfolio than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for each Portfolio with such brokers, subject to review by the Trust’s Board of Trustees from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Portfolio and/or other accounts over which the Adviser exercises investment discretion.

8. STANDARD OF CARE; LIMITATION OF LIABILITY. The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

9. VOTING. The Adviser will take any action and provide any advice with respect to the voting of securities held by the Portfolios in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time.

10. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board of Trustees who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of each Portfolio, individually, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11. AMENDMENT OF THIS AGREEMENT. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board of Trustees of the Trust, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

12. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

ALPS Advisers, Inc.

1625 Broadway, Suite 2200

Denver, CO 80202

To the Trust or a Portfolio at:

Financial Investors Variable Insurance Trust

1625 Broadway, Suite 2200

Denver, CO 80202

with a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500
Denver, Colorado 80202

Attn.: Peter H. Schwartz, Esq.

13. GOVERNING LAW. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Colorado law in a manner not in conflict with the provisions of the 1940 Act.

14. MISCELLANEOUS. Neither the holders of shares of the Portfolios nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

By:
Name:
Title:

ALPS ADVISERS, INC.

By:
Name:
Title:

Appendix A

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio